COPY

**IN THE SUPERIOR COURT OF DEKALB COUNTY**

**STATE OF GEORGIA**

| | |
|---|---|
| **WILLIAM FORMYDUVALL,** | |
| **Plaintiff,** | |
| **v.** | **CIVIL ACTION** |
| **PEDIANET.COM, INC.,** | **FILE NO.: 02-7554-1** |
| **Defendant.** | |

FILED
2003 MAR 13 P 2:08
CLERK OF SUPERIOR COURT
DEKALB COUNTY GA

**ORDER FOR SUMMARY JUDGMENT**

THIS MATTER comes before the court on motion for summary judgment by the Plaintiff, who is a shareholder in the publicly-traded Defendant Georgia corporation. Plaintiff complains that Defendant's participation in a proposed merger between a wholly-owned subsidiary of Defendant and an unrelated corporate merger partner was *ultra vires* because the proposed merger required Defendant to issue more corporate stock shares than it would have had available unless Defendant amended its Articles of Incorporation to increase its authorized shares. Thus, shareholder approval of the proposed merger was necessary under Section 14-2-1103(a)(h)(3) of the Official Code of Georgia Annotated, but was never obtained.

Having considered the entire record, which includes the Agreement and Plan of Merger complained of, the Court finds several reasons why the proposed merger is invalid as to the Defendant herein, but the Court agrees with the Plaintiff and, therefore, deems it unnecessary to make further findings.

The Court finds that Defendant's obligations under the Agreement and Plan of Merger would have necessitated increasing the Defendant's authorized shares, and the shareholders were neither

afforded the opportunity to vote on the proposed merger nor to exercise their rights as dissenting shareholders.

Accordingly, the Court finds that the Agreement and Plan of Merger of February 19, 2001, between Pedianet.com, Inc., Pedianet Acquisition Corporation and DrPaula.com, Inc. is null, void and of no effect as to Pedianet.com, Inc. Therefore it is

**ORDERED AND ADJUDGED** that Plaintiff have judgment nullifying as to Pedianet.com, Inc. the Agreement and Plan of Merger of February 19, 2001, between Pedianet.com, Inc., Pedianet Acquisition Corporation and DrPaula.com., Inc., without any adjudication as to the rights of any entities not parties to this action.

**SO ORDERED**, this 12 day of March, 2003.

ROBERT J. CASTELLANI
JUDGE, SUPERIOR COURT OF
DEKALB COUNTY, GEORGIA

Presented by:

Robert F. Webb
Attorney for Plaintiff
Georgia State Bar No.: 744700
2551 Roswell Road, Suite 201
Marietta, Georgia 30062
(770)952-7000